Exhibit 10.2
WILLBROS UNITED STATES HOLDINGS, INC.
4400 Post Oak Parkway
Houston, Texas 77027
September 20, 2010
Mr. Robert R. Harl
327 East Friar Tuck Lane
Houston, TX 77024
Re: Bonus Agreement
Dear Mr. Harl:
Willbros United States Holdings, Inc. (the “Company”) and Robert R. Harl (“Mr. Harl”) are entering into an Employment Agreement on the date hereof, such agreement to become effective as of January 1, 2011 (the “Employment Agreement”).
In connection with the Employment Agreement, in consideration of Mr. Harl’s willingness to enter into the Employment Agreement and to forego certain change in control benefits under the Severance Plan (as defined in the Employment Agreement), which is being terminated as to Mr. Harl, and in addition to the compensation set forth in the Employment Agreement, the Company hereby agrees to grant and deliver to Mr. Harl shares of common stock in Willbros Group, Inc., the parent company of the Company, as a bonus, as described below.
The number of shares to be granted to Mr. Harl (the “Bonus Shares”) shall be determined by dividing $750,000 by the per share closing price of the Company’s common stock on The New York Stock Exchange (the “NYSE”) on the date of this letter, or, if there is no trading on the NYSE on such date, the per share closing price of the Company’s common stock on the NYSE on the next day after the date of this letter on which trading occurs.
The Bonus Shares shall be granted to Mr. Harl under the WGI 2010 Stock Plan (as defined in the Employment Agreement) and delivered (a) to Mr. Harl not later than March 15, 2014, if (i) Mr. Harl remains employed by the Company on December 31, 2013, or (ii) Mr. Harl’s employment with the Company has been terminated as a result of his Disability (as defined in the Employment Agreement) or without Cause (as defined in the Employment Agreement) between January 1, 2011, and December 31, 2013, whether or not following or in connection with a Change in Control (as defined in the Employment Agreement) or pursuant to a resignation for Good Reason (as defined in the Employment Agreement) whether or not pursuant to a Change in Control; or (b) in the event Mr. Harl dies between January 1, 2011, and December 31, 2013, to Mr. Harl’s spouse, if living (if not, to his estate), not later than the 15th day of the third month after the end of the year in which he dies. For avoidance of doubt, if Mr. Harl’s employment with the Company terminates prior to December 31, 2013, as a result of his voluntary termination (except for a resignation for Good Reason) or his Involuntary Separation from Service for Cause (as defined in the Employment Agreement), Mr. Harl will not be entitled to receive any of the Bonus Shares.

Mr. Robert R. Harl
September 20, 2010

Delivery of the Bonus Shares shall constitute compensation to Mr. Harl and, therefore, shall be subject to normal payroll withholding which will be paid by Mr. Harl to the Company in cash at the time of delivery of the shares to Mr. Harl or, at Mr. Harl’s option, deducted from the Bonus Shares.
If you are in agreement with the above, please sign where indicated below.

Very truly yours, WILLBROS UNITED STATES HOLDINGS, INC.
By:	/s/ Gordon Hagendorf
	Name:	Gordon Hagendorf
	Title:	Vice President Human Resources

Agreed and accepted as of the above date:
/s/ Robert R. Harl
Robert R. Harl